MFA
FINANCIAL, INC.
350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 13, 2009		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Financial, Inc.
Announces Fourth Quarter 2008 Financial Results

MFA Financial, Inc. (NYSE:MFA) today reported net income of $44.6 million, or $0.21 per share of common stock, for the fourth quarter ended December 31, 2008.  On December 11, 2008, MFA announced its fourth quarter dividend of $0.21 per share of common stock, which was paid on January 30, 2009 to stockholders of record as of December 31, 2008.  As of December 31, 2008, MFA’s book value per share of common stock was $5.29.  Subsequent to year-end, MFA’s Agency MBS portfolio gained value primarily due to the initial implementation of the Federal Reserve’s program to purchase up to $500 billion in Agency MBS by the end of the second quarter of 2009.  Based on this and other factors, MFA’s book value per share as of January 31, 2009 had increased to $5.80.

Stewart Zimmerman, MFA’s Chairman of the Board and Chief Executive Officer, said, “MFA’s primary focus remains high quality hybrid and adjustable-rate MBS.  Due to recent market volatility and dislocation throughout the financial system, we continue to maintain a modest leverage multiple.  While repo funding is available at attractive rates from a growing group of counterparties, it is our view that the banking system remains fragile in light of the probable credit impact of the current economic recession.  At December 31, 2008, our debt-to-equity multiple was 7.2x and our liquidity position was $467 million, consisting of $361 million of cash and $106 million of unpledged MBS.  Even with this conservative capital structure, our quarterly dividend annualized provided investors with a 16% yield relative to our year-end book value.”

William Gorin, MFA’s President and Chief Financial Officer said, “Based on current LIBOR and repo rates, we expect MFA’s overall funding costs will begin a multi-month downward trend beginning in February.  We currently expect that first quarter 2009 EPS will be in a range of $0.21 - $0.23.  A further positive trend is that, while our book value per share includes a negative swap valuation of $237 million as of December 31, 2008 from our existing interest rate hedges, we expect a partial recovery of this amount over the course of 2009 due to both scheduled amortization of $963 million and the rolldown of the remaining average term of our existing swaps.  Under MFA’s swap agreements, the Company pays fixed rates of interest averaging 4.21% on the notional balance totaling $3.970 billion, with an average maturity of 29 months as of December 31, 2008.”

During the fourth quarter of 2008, MFA’s portfolio spread, which is the difference between MFA’s interest-earning asset portfolio (including cash balances) net yield of 5.19% and its 3.82% cost of funds, was 1.37%.  During the fourth quarter, MFA’s MBS net spread, which is the difference between MFA’s MBS net yield of 5.29% and its cost of funds was 1.47%.  In the fourth quarter of 2008, MFA’s costs for compensation and benefits and other general and administrative expense were $3.4 million.

Mr. Zimmerman added, “MFA’s primary focus remains high quality and higher coupon Agency hybrid MBS assets.  Hybrid MBS have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually.  In addition, as part of our long-term strategy to grow our asset management business, MFA has funded MFResidential Assets I, LLC (“MFR LLC”) to build a track record in the non-Agency MBS sector under our non-Agency portfolio management team led by Craig Knutson.  To date, MFR LLC has acquired the most senior (highest priority to cash flow) tranches of residential MBS at a deeply discounted weighted average price of 51% of the face amount of the securities and with average credit support of 12%.  In this current market, our MFR LLC team is assembling a non-Agency MBS portfolio with what we project to be loss adjusted yields in the mid to high teens without the use of any leverage.”

At December 31, 2008, Agency MBS and related receivables constituted approximately 94% of MFA’s assets, senior most tranches of non-Agency MBS (including MFR LLC) were approximately 2%, and cash was approximately 4%.  The remainder of our assets consisting primarily of  real estate, other MBS assets and goodwill represented less than 1% of total assets.  The average cost basis of our Agency MBS portfolio was 101.28% of par at December 31, 2008.  MFA’s MBS assets continue to be financed with multiple funding providers through repurchase agreements.  As of December 31, 2008, MFA’s portfolio was financed with 19 counterparties.

Assuming a 15% Constant Prepayment Rate (or CPR), approximately 23% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months, with a total of 79% expected to reset or prepay during the next 60 months.  MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates.  In measuring its assets-to-borrowing repricing gap (or Repricing Gap), MFA measures the difference between:  (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements.  Assuming a 15% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio, as of December 31, 2008, was approximately 36 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 16 months, resulting in a Repricing Gap of approximately 20 months. The prepayment speed on MFA’s MBS portfolio averaged 8.5% CPR during the fourth quarter of 2008.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan) or receiving a Plan prospectus may do so by contacting The Bank of New York Mellon, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.bnymellon.com/shareowner/isd or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Friday, February 13, 2009, at 10:00 a.m. (New York City time) to discuss its fourth quarter 2008 financial results.  The number to dial in order to listen to the conference call is (800) 230-1059 in the U.S. and Canada.  International callers must dial (612) 234-9959.  The replay will be available through Friday, February 20, 2009, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  986420.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, at http://www.ccbn.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

	At December 31,
(In Thousands, Except Per Share Amounts)	2008	2007

Assets:
Investment securities at fair value (including pledged mortgage-backed securities (“MBS”) of $10,026,638 and $8,046,947 at December 31, 2008 and 2007, respectively)	$10,122,583	$8,302,797
Cash and cash equivalents	361,167	234,410
Restricted cash	70,749	4,517
Interest receivable	49,724	43,610
Interest rate swap agreements (“Swaps”), at fair value	-	103
Real estate, net	11,337	11,611
Securities held as collateral	17,124	-
Goodwill	7,189	7,189
Prepaid and other assets	1,546	1,622
Total Assets	$10,641,419	$8,605,859

Liabilities:
Repurchase agreements	$9,038,836	$7,526,014
Accrued interest payable	23,867	20,212
Mortgage payable on real estate	9,309	9,462
Swaps, at fair value	237,291	99,836
Obligations to return cash and security collateral, at fair value	22,624	-
Dividends and dividend equivalents payable	46,351	18,005
Accrued expenses and other liabilities	6,064	5,067
Total Liabilities	9,384,342	7,678,596

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at December 31, 2008 and 2007 ($96,000 aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized; 219,516 and 122,887 issued and outstanding at December 31, 2008 and 2007, respectively	2,195	1,229
Additional paid-in capital, in excess of par	1,775,933	1,085,760
Accumulated deficit	(210,815)	(89,263)
Accumulated other comprehensive loss	(310,274)	(70,501)
Total Stockholders’ Equity	1,257,077	927,263
Total Liabilities and Stockholders’ Equity	$10,641,419	$8,605,859

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		For the Year Ended
	December 31,		December 31,
(In Thousands, Except Per Share Amounts)	2008	2007	2008	2007
	(Unaudited)

Interest Income:
Investment securities	$136,762	$109,999	$519,788	$380,328
Cash and cash equivalent investments	1,018	2,285	7,729	4,493
Interest Income	137,780	112,284	527,517	384,821

Interest Expense	87,522	88,881	342,688	321,305

Net Interest Income	50,258	23,403	184,829	63,516

Other Income/(Loss):
Net gain/(loss) on sale of MBS	-	347	(24,530)	(21,793)
Other-than-temporary impairment on investment securities	-	-	(5,051)	-
Revenue from operations of real estate	384	407	1,603	1,638
Loss on termination of Swaps, net	-	-	(92,467)	(384)
Miscellaneous other income, net	51	95	298	422
Other Income/(Losses)	435	849	(120,147)	(20,117)

Operating and Other Expense:
Compensation and benefits	1,875	1,775	10,470	6,615
Real estate operating expense and mortgage interest	465	464	1,777	1,764
New business initiative	169	-	1,167	-
Other general and administrative expense	1,535	1,398	5,471	5,067
Operating and Other Expense	4,044	3,637	18,885	13,446

Income from Continuing Operations	46,649	20,615	45,797	29,953

Discontinued Operations:
Gains – tax refunds	-	-	-	257
Income from Discontinued Operations	-	-	-	257

Net Income Before Preferred Stock Dividends	46,649	20,615	45,797	30,210
Less: Preferred Stock Dividends	2,040	2,040	8,160	8,160
Net Income to Common Stockholders	$44,609	$18,575	$37,637	$22,050

Income Per Share of Common Stock:
Income per share from continuing operations – basic and diluted	$0.21	$0.16	$0.21	$0.24
Income from discontinued operations – basic and diluted	-	-	-	-
Income Per Share of Common Stock – Basic and Diluted	$0.21	$0.16	$0.21	$0.24

Dividends Declared Per Share of Common Stock	$0.210	$0.145	$0.810	$0.415